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                           EXHIBIT 11
                 STANLEY FURNITURE COMPANY, INC.
   SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
              (In thousands, except per share data)
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                                             1994       1993
Net income (loss) used in calculating
  primary and fully diluted earnings
  (loss) per common share:
Continuing operations.................      $5,116     $5,280
Discontinued operations...............      (2,758)
  Net income..........................      $2,358     $5,280

Primary earnings (loss) per common
  share:
Weighted average shares outstanding....      4,725      3,792
Add shares issuable assuming excercise
  of stock options.....................         19         10

    Weighted average number of shares
      used in calculating primary
      earnings (loss) per common share.      4,744      3,802

Primary earnings (loss) per common
  share:
Continuing operations..................     $ 1.08     $ 1.39
Discontinued operations................       (.58)
  Primary earnings per common share....     $  .50     $ 1.39

Fully diluted earnings (loss) per
  common share:
Weighted average shares outstanding....      4,725      3,792
Add shares issuable assuming excer-
  cise of stock options................         19         51
    Weighted average number of shares
      used in calculating fully diluted
      earnings (loss) per common share.      4,744      3,843

Fully diluted earnings (loss) per
  common share:
Continuing operations.................      $ 1.08     $ 1.37
Discontinued operations...............        (.58)
  Fully diluted earnings per common
    share.............................      $  .50     $ 1.37

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